EXHIBIT 8.2

                             Davis Polk & Wardwell
                              450 Lexington Avenue
                              New York, N.Y. 10017
                                  212-450-4000
                               Fax: 212-450-4800


                                 June 11, 1999



The Chubb Corporation
15 Mountain View Road
P.O. Box 1615
Warren, New Jersey  07061-1615

Ladies and Gentlemen:

     We have acted as counsel for The Chubb Corporation, a New Jersey corporation ("Chubb"), in connection with (i) the merger (the "Merger") of Excalibur Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Chubb, with and into Executive Risk Inc., a Delaware corporation ("Executive Risk") pursuant to an Agreement and Plan of Merger dated as of February 6, 1999 (the "Agreement")*, among Chubb, Executive Risk and Excalibur Acquisition, Inc. and (ii) the preparation and filing of the related Registration Statement on Form S-4 (No. 333-73073) (the "Registration Statement"), which includes the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") of Executive Risk and Chubb, as amended pursuant to Rule 424(b) under the Securities Act of 1933, as of the date hereof. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

     In that connection, you have requested our opinion as to the material U.S. federal income tax consequences of the Merger. In providing our opinion, we have examined and relied upon the Agreement, the Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have (i) assumed the validity and accuracy of the documents we have examined, (ii) assumed that the Merger will be consummated in accordance with the provisions of the Agreement and (iii) relied on the representations made to us by Chubb and Executive Risk in their respective letters to us dated June 11, 1999, which were delivered to us for purposes of this opinion.

     Based upon and subject to the foregoing, in our opinion the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, the discussion set forth in the Proxy Statement under the caption "The Merger -- Material Federal Income Tax Consequences", subject to the qualifications stated therein, sets forth the material federal income tax consequences of the Merger. For U.S. federal income tax purposes:

     (i) holders of Chubb common stock will not recognize any gain or loss as a result of the Merger;

     (ii) except in respect of cash received instead of fractional shares of Chubb common stock, holders of shares of Executive Risk common stock will
     (1) not recognize any gain or loss as a result of the exchange of their shares of Executive Risk common stock for Chubb common stock and (2) have a holding period with respect to the

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     *References contained in this opinion to the Agreement include each document attached as an exhibit or annex.




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     Chubb common stock received in the Merger that includes the holding period of the Executive Risk common stock surrendered in the Merger;

     (iii) the aggregate tax basis of the Chubb common stock received solely in exchange for Executive Risk common stock pursuant to the Merger, including fractional shares of Chubb common stock for which cash is received, will be the same as the aggregate tax basis of the Executive Risk common stock exchanged for them;

     (iv) holders of Executive Risk common stock who receive cash instead of fractional shares of Chubb common stock should be treated as having received the fractional shares in the Merger and then as having the fractional shares redeemed by Chubb in a distribution under Section 302 of the Internal Revenue Code. Accordingly, these stockholders will generally recognize gain or loss equal to the difference, if any, between the tax basis of the fractional shares and the amount of cash received. The gain or loss generally will be capital gain or loss and, in the case of individuals, long-term capital gain or loss eligible for reduced rates of taxation if the Executive Risk stock exchanged have been held for more than one year; and

     (v) none of Chubb, Excalibur Acquisition, Inc. or Executive Risk will recognize gain or loss as a result of the Merger;

     The preceding constitutes the material U.S. federal income tax consequences of the Merger. However, our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder's individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

     We are members of the Bar of the State of New York. The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, and the statements contained in the letters from Chubb and Executive Risk referred to above. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents are, or later become, inaccurate, or if any of the statements contained in the letters from Chubb or Executive Risk referred to above are, or later become, inaccurate or incomplete. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

     This opinion is furnished for use in connection with the Merger and is not to be used, circulated, quoted or otherwise referred to for any purpose without our consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Proxy Statement/Prospectus under the caption "The Merger--Material Federal Income Tax Consequences". We also consent to the use of our name under the captions "The Merger--Material Federal Income Tax Consequences", "Principal Provisions of the Merger Agreement--Conditions to the Consummation of the Merger" and "Legal Matters" in the Proxy Statement/Prospectus. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                                Very truly yours,



                                                /s/ DAVIS POLK & WARDWELL


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